www.bankrate.com

Sree Kotay and Christine Petersen Join Bankrate Board of Directors

NEW  YORK  – December  9, 2014 – Bankrate, Inc. (NYSE: RATE) announced today the appointment of Sree Kotay and Christine E. Petersen to the Bankrate board of directors.  Mr. Kotay is Chief Software Architect, and Executive Vice President, Technology Design and Development, for Comcast Cable. Earlier in his career, Mr. Kotay was a senior technology leader with AOL.  Ms. Petersen serves as an advisor, board member and investor in several start-up digital businesses.  Ms. Petersen previously was a senior executive at TripAdvisor where she served as President of TripAdvisor for Business and earlier as TripAdvisor’s Chief Marketing Officer.

Mr. Kotay will serve as a Class II director with a term expiring at the 2016 annual meeting of stockholders and Ms. Petersen will serve as a  Class I director with a term expiring at the 2015 annual meeting of stockholders.   The appointments increase the size of the Bankrate board to ten members.  The board has determined that Mr. Kotay and Ms. Petersen are independent directors under the New York Stock Exchange listing standards.

“We’re very pleased to welcome both Sree Kotay and Christine Petersen to the Bankrate board,” said Kenneth S. Esterow, president and CEO of Bankrate, Inc. “Their vast knowledge and deep domain expertise will bring a valuable a perspective to the board,” added Mr. Esterow.

About Bankrate, Inc.

Bankrate is a leading publisher, aggregator, and distributor of personal finance content on the Internet. Bankrate provides consumers with proprietary, fully researched, comprehensive, independent and objective personal finance editorial content across multiple vertical categories including mortgages, deposits, insurance, credit cards, and other categories, such as retirement, automobile loans, and taxes. The Bankrate network includes Bankrate.com, CreditCards.com, InsuranceQuotes.com and Caring.com, our flagship websites, and other owned and operated personal finance websites, including Interest.com, Bankaholic.com, Mortgage-calc.com, CreditCardGuide.com, CarInsuranceQuotes.com, Insweb.com, CreditCards.ca, and NetQuote.com. Bankrate aggregates rate information from over 4,800 institutions on more than 300 financial products. With coverage of over 600 local markets in all 50 U.S. states, Bankrate generates over 172,000 distinct rate tables capturing on average over three million pieces of information daily. Bankrate develops and provides web services to over 80 co-branded websites with online partners, including some of the most trusted and frequently visited personal finance sites on the Internet such as Yahoo!, AOL, CNBC, and Bloomberg. In addition, Bankrate licenses editorial content to over 500 newspapers on a daily basis including The Wall Street Journal, USA Today, The New York Times, The Los Angeles Times, and The Boston Globe.

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For more information contact:

Bruce J. Zanca

SVP, Chief Communications/Marketing Officer

bzanca@bankrate.com

(917) 368-8648